Exhibit 99(a)

Folksamerica Holding Co.
401(k) Savings and Investment Plan
Financial Statements for the years ended
December 31, 2005 and 2004

Folksamerica Holding Co.

401(k) Savings and Investment Plan

Table of Contents

Page(s)
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2005 and 2004	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2005 and 2004	3

Notes to Financial Statements	4

Supplemental Schedule*:

Form 5500 Schedule H, line 4(i) — Schedule of Assets (Held at End of Year) As of December 31, 2005	8

*                    Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA) have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of
Folksamerica Holding Co. 401(k) Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Folksamerica Holding Co. 401(k) Savings and Investment Plan (the “Plan”) at December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 27, 2006

Folksamerica Holding Co.

401(k) Savings and Investment Plan

Statements of Net Assets Available for Benefits
December 31, 2005 and 2004

	2005	2004
Investments
Funds on deposit with Merrill Lynch Trust Company of New York, at fair value	$32,374,231	$27,419,880
Loans to participants	372,676	138,521

Total investments	32,746,907	27,558,401

Receivables:
Employer contributions	93,631	—
Participant contributions	196,259	—

Net assets available for benefits	$33,036,797	$27,558,401

See accompanying notes to financial statements.

Folksamerica Holding Co.

401(k) Savings and Investment Plan

Statements of Changes in Net Assets Available for Benefits
for the years ended December 31, 2005 and 2004

	2005	2004
Additions to net assets attributed to:
Interest and dividend income	$1,035,133	$582,674
Net (depreciation)/ appreciation in fair value of investments	(65,829)	2,476,428

Net investment income	969,304	3,059,102

Contributions:
Employer contributions	1,419,100	1,198,640
Participant contributions and rollovers	2,728,122	2,450,531

Total contributions	4,147,222	3,649,171

Transfer of assets from merged plan	1,683,132	1,428,041

Deductions from net assets attributed to:
Benefits paid to participants	1,320,852	275,610
Other decreases	410	495

Total deductions	1,321,262	276,105

Net increase in net assets available for benefits	5,478,396	7,860,209

Net assets available for benefits:
Beginning of year	27,558,401	19,698,192

End of year	$33,036,797	$27,558,401

See accompanying notes to financial statements.

1.              The Plan

Description of Plan

The following brief description of the Folksamerica Holding Co. 401(k) Savings and Investment Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information. Participants in the Plan include employees of Folksamerica Holding Company, Inc. (“Folksamerica”) and a limited number of employees of White Mountains Insurance Group, Ltd. (“White Mountains”), Folksamerica’s ultimate parent company, and certain affiliates. Folksamerica and White Mountains are collectively referred to as the “Company”.

The Plan was originally established on January 1, 1981 to provide retirement benefits for eligible employees of Folksamerica.

The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company contributes to the Plan the total amount of salary reduction an employee elects to defer. Employees may elect to defer from 1% to 25% of their base salary (limited to an annual maximum of $14,000 and $13,000 in 2005 and 2004, respectively). The Company provides matching contributions equal to 100% of an employee’s elective contribution up to six (6) percent of an employee’s contributed compensation. The Company may also make additional discretionary contributions to the Plan, however no such contributions were made in 2005 or 2004.

The Plan is sponsored and administered by the Company (the “Plan Administrator”). The Company has appointed Merrill Lynch Trust Company of New York (“Merrill Lynch” or “Trustee”) as trustee who is responsible for the management of the Plan’s assets. Expenses related to the administration of the Plan are paid by the Company.

Eligibility and Participation

Effective, January 1, 2003, employees of the Company, of at least 18 years of age, are eligible for participation in the Plan on their date of hire with matching Company contributions to begin on the first anniversary of the date of hire. Prior to January 1, 2003, the employee must have completed (1) year of service and have attained the age of 18 to become eligible for participation in the Plan.

Rollover contributions represent vested account balances transferred by participants of the Plan from other plans.

Vesting

Participants are always 100% vested in employee contributions and rollover contributions plus net investment income earned on these amounts.

The Plan provides for full (100%) vesting of the Company’s contributions. Participants become vested in Company contributions based on years of services as follows:

Years of Service	Percentage
Immediately upon participation	0%
1	0%
2	25%
3	50%
4	75%
5	100%

Transfers

Participants are permitted to change their investment interests on a daily basis subject to certain limits.

Forfeitures

Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only. Amounts forfeited due to terminations of employment are included in the total investments of the plan and will be used to reduce the Company’s future contributions to the Plan. The unallocated forfeiture amounts were $8,446 and $14,400 for 2005 and 2004, respectively.

Participant Loans

The Plan allows loans to participants up to a maximum amount of 50% of the participant’s vested balance not to exceed $50,000. Loan provisions provide for a term generally not to exceed five years, with interest rates and repayment schedules to be determined by the Plan Administrator. The interest rates on participant loans outstanding at December 31, 2005 and 2004 range from 5.0% to 8.0%.

Payment of Benefits

Each participant’s accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum.

Asset Management

The Trustee of the Plan is also the record keeper and custodian of the Plan’s assets.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time. In the event of termination, the accounts of the members of the Plan are fully vested and nonforfeitable.

Plan Merger

On June 1, 2005, the Sirius America Insurance Company (“Sirius America”) 401(k) Plan was merged with the Plan. At the time of merger, Sirius America was an indirect wholly owned subsidiary of Folksamerica. In 2006, Sirius America became a direct wholly owned subsidiary of Folksamerica. The assets transferred from Fidelity Investments had a fair value of $1,616,379. In addition, loan balances of $66,753 were also transferred and merged with the plan.

On December 1, 2004, the International American Management Company (“IAMC”) 401(k) Plan assets were merged into the Plan. The assets of the IAMC 401(k) Plan amounted to $1,428,041 million. IAMC is an indirect wholly owned subsidiary of White Mountains. All participants of this Plan are 100% vested.

2.            Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of net assets available for benefits and changes in net assets available for benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides for investment options in mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate risk, market risk and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participant’s account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Investments

The Plan provides for participant directed investment programs with Merrill Lynch as well as the option for self-directed equity investments (the “Self-Direct RCMA option”), to enhance options available to employees. Additionally, participants have the option to invest in the publicly traded common shares of White Mountains (NYSE: “WTM”). A description of the investment funds of the Plan is set forth in each fund’s prospectus.

The Plan’s investments are stated at fair value, based on the quoted market price on the last business day of the Plan year.

Pooled separate account balances (i.e., individual funds) are recorded at fair value and increase and decrease with contributions, withdrawals, and realized and unrealized gains and losses from the assets in the accounts. The value of each separate account is determined at the close of each business day based on market values of the underlying assets.

Contributions from the participants and the employer are recorded in the period in which the payroll deductions are made from Plan participants’ paychecks. Funds for both employer and employee are remitted to the Plan monthly.

Loans to participants are stated at cost, less principal pay downs, which approximates fair value.

The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and unrealized appreciation (depreciation) on those investments.

3.     Income Taxes

On January 26, 1994, the Plan received its most recent letter of determination from the Internal Revenue Service on its qualification under sections 401(a) and 401(k) of the Internal Revenue Code. The Plan has subsequently been amended, however, the Plan Administrator and the Plan’s counsel believes that the Plan continues to be designed and operated in accordance with the requirements for qualification.

4.     Investments

Investments, at fair value, that represent five percent or more of the Plan’s net assets at December 31, 2005 and 2004 are separately identified as follows:

	2005	2004
Merrill Lynch Retirement Preservation Trust Fund & Other	$8,059,696	$7,662,346
White Mountains Insurance Group, Ltd.	4,689,805	5,729,638
Merrill Lynch S&P 500 Index Fund	3,058,958	2,446,944
Davis Venture Fund	2,915,792	1,928,860
PIMCO Total Return Fund	2,318,418	1,655,487
Merrill Lynch Fundamental Growth Fund	2,028,485	—
Merrill Lynch Global Allocation Fund	1,636,474	—
Merrill Lynch Balanced Capital Fund	—	1,360,913

Each participant account is credited with the participant’s contributions, which include amounts transferred from other Plans (i.e., rollovers).

During 2005 and 2004, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated and appreciated in value by ($65,829) and $2,476,428, respectively,  as follows:

	2005	2004
Mutual Funds	$669,310	$798,326
White Mountains common stock	(735,139)	1,678,102
	$(65,829)	$2,476,428

5.              Reconciliation of Financial Statements to Form 5500

2005:
Total contributions:
Balance per financial statements	$4,147,222
Reclass of forfeitures	8,446
Balance per Form 5500	$4,155,668

Net assets available for benefits — end of year
Balance per financial statements	$33,036,797
Reclass of forfeitures	8,446
Balance per Form 5500	$33,045,243

2004:
Total contributions:
Balance per financial statements	$3,649,171
Prior year contribution receivable and reclass of forfeitures	257,032

Balance per Form 5500	$3,906,203

Net assets available for benefits — end of year
Balance per financial statements	$27,558,401

Balance per Form 5500	$27,558,401

6.              Related Party Transactions

Certain Plan assets are invested mutual funds of Merrill Lynch & Co. Inc. The Plan’s Trustee is a subsidiary of Merrill Lynch & Co. Inc. and therefore transactions involving Merrill Lynch & Co. Inc. mutual funds qualify as party in interest transactions. All administrative fees and expenses of the Plan are paid by Folksamerica. Transactions involving White Mountains common stock are also considered party in interest transactions.

Folksamerica Holding Co.

401(k) Savings and Investment Plan

Supplemental Data Required by the Department of Labor

Schedule H, line 4(i)—Schedule of Assets (Held at End of Year)
December 31, 2005

	Identity of
	Issue,
	Borrower	Description of Investment	Cost**	Current Value
(a)	(b)	(c)	(d)	(e)

*	Merrill Lynch
*		Merrill Lynch Retirement Preservation Trust and other cash accounts		8,059,696
*		White Mountains Insurance Group, Ltd. (common stock)		4,689,805
*		Merrill Lynch S&P 500 Index Fund		3,058,958
		Davis Venture Fund		2,915,792
		PIMCO Total Return Fund		2,318,418
*		Merrill Lynch Fundamental Growth Fund		2,028,485
*		Merrill Lynch Global Allocation Fund		1,636,474
		Oppenheimer Quest Balanced Value Fund		1,524,965
*		Merrill Lynch Balanced Capital Fund		1,508,195
*		Merrill Lynch Small Capital Value Fund		877,296
		Self-Direct RCMA Option		745,710
		Thornburg International Value Fund		727,252
		Van Kampen Emergency Growth Fund		701,642
		AIM International Equity Fund		691,151
		AIM Advanced Real Estate Fund		431,400
*		Merrill Lynch Small Cap Index Fund		286,902
		Ivy International II Fund		156,927
		Pioneer Europe Fund		15,163
				$32,374,231

*	Participant loans	Interest rates, 5.0% to 8.0%		$372,676

*                    Denotes party-in-interest

**             Cost not applicable since participants direct investments